Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES CHANGES IN BOARD OF DIRECTORS

Newport Beach, CA – September 15, 2021 – American Vanguard Corporation (NYSE: AVD) today announced that, after 15 years of service on its board of directors, Lawrence S. Clark has submitted his resignation effective on the close of business on Thursday, December 9, 2021. He will continue to serve on the board and committees through the next regular meeting of the board.

To fill the vacancy that will be created by Mr. Clark’s departure, the Company’s board of directors has appointed Marisol Angelini to serve on the board effective after the close of business on Thursday, December 9, 2021. Ms. Angelini served through 2018 in positions of increasing responsibility over 22 years at The Coca-Cola Company, including in the capacity of VP Marketing in Brazil, GM and VP of Global Tea/Water Business and Chief Marketing Officer of Mexico City and Central and Eastern Europe Business Units. Prior to that service, she was Group Manager for Procter & Gamble in Venezuela. Ms. Angelini currently sits on the board of Bush Brothers & Company (a privately-held food company) where she serves on the Nominating and Corporate Governance Committee. She is also a member of the board of NACD (National Association of Corporate Directors), which is dedicated toward director education and best practices for public company boards.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We thank Larry for his 15 years of service with American Vanguard. His background in banking and M&A work has been extremely helpful to us in carrying out our strategy of growth through acquisition. He has also provided unfailing leadership in his role as chair of the Compensation Committee. We will miss him greatly.” Mr. Wintemute continued, “We are very excited to welcome Marisol Angelini to our board. She is an accomplished business leader in the food and beverage industry with particular expertise in launching new brands. In addition, her linguistic fluency (English, Spanish and Portuguese) and international experience, especially in LATAM and Brazil, fit perfectly with our footprint. With this background, Marisol will be an invaluable resource for us in our global commercialization of precision application technology (such as SIMPAS), our carbon credit solutions (led by Ultimus) and our Green Solutions portfolio. We are also thankful to the Latino Corporate Directors Association, through whom we recruited Marisol, and add that her appointment is further demonstration of our commitment to diversity and inclusion on our board of directors.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy, the coronavirus pandemic, and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	the Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac.com	Lcati@equityny.com